EXHIBIT 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated effective as of December 9, 2010, amends and supplements that certain Credit Agreement dated as of November 6, 2007, as amended to date (as so amended and as the same may be further amended, restated or supplemented from time to time, the "Credit Agreement"), by and between ASSOCIATED BANK, NATIONAL ASSOCIATION, a national banking association (the "Bank"), and MAGNETEK, INC., a Delaware corporation (the "Company").

RECITAL

The Company and the Bank desire to amend and supplement the Credit Agreement as provided below.

AGREEMENTS

In consideration of the Recital and the promises and agreements set forth in the Credit Agreement, as amended hereby, the parties agree as follows:

1.           Definitions and References.  Capitalized terms not otherwise defined herein have the meanings assigned in the Credit Agreement.  All references to the Credit Agreement contained in the Collateral Documents and the other Loan Documents, as amended or amended and restated, shall, upon the execution of this Amendment, mean the Credit Agreement as amended by this Amendment.

2.           Amendments to Credit Agreement.

(a)           Section 1 of the Credit Agreement is hereby amended by adding the following definition which shall be placed in alphabetical order:

"Adjusted Cumulative EBITDA" shall mean, as to the Company for any period as to which such amount is being determined, the sum of (a) Net Income, plus (b) payment or provision for all applicable income taxes, plus (c) depreciation expense, plus (d) amortization of intangibles, plus (e) increases in deferred income taxes (to the extent taken into account in calculating Net Income for the period), plus (f) non-cash stock compensation expense, plus (g) to the extent taken into account in determining net income, pension expense, minus (h) interest income, all as determined without duplication for the Company and its Consolidated Subsidiaries.

The defined term "Maturity Date" in section 1 of the Credit Agreement is amended by deleting the date "December 15, 2010" contained therein and inserting the date "December 15, 2011" in its place.

(b)           Section 5.1(c) is amended in its entirety to read as follows:

(c)           Financial Compliance Certificate.  Furnish to the Bank, along with the financial statements referred to in sections 5.1(a) and 5.1(b), a Financial Covenant Compliance Certificate, duly executed by an authorized officer of the Company.

(c)           Section 5.1(f) of the Credit Agreement is hereby amended in its entirety to read as follows:

(f)           Borrowing Base Certificates.  If any Loans or Letters of Credit are outstanding, furnish to the Bank, within twenty (20) days after the end of each calendar month, a Borrowing Base Certificate as of the end of that calendar month, and otherwise furnish to the Bank, within twenty (20) days after request therefor, a Borrowing Base Certificate as of the end of the calendar month next preceding the date of the request.

(d)           Section 5.1 of the Credit Agreement is hereby amended by adding subsection (g) which shall read as follows:

(g)           Accounts Receivable Aging.  If any Loans or Letters of Credit are outstanding, furnish to the Bank, within thirty-five (35) days after the end of each calendar month, an aging in form satisfactory to the Bank of the accounts receivable of the Company and its Consolidated Subsidiaries. outstanding as of the end of that month.

(e)           Section 5.1 of the Credit Agreement is hereby amended by adding subsection (h) which shall read as follows:

(h)           Annual Budget and Forecast.  Within thirty (30) days after the beginning of each fiscal year of the Company, a budget and a forecast of the profits and losses for that fiscal year for the Company and its Consolidated Subsidiaries in form satisfactory to the Bank.

(f)           Section 6.10 of the Credit Agreement is amended in its entirety to read as follows:

6.10.           Maximum Pension Payments.  The Company shall not make cash contributions to the defined benefit retirement plan maintained by it, except for payments during the following months not exceeding the amounts (measured on a cash basis) for those months as follows:

Month	Maximum Contribution
January, 2011	$3,100,000
April, 2011	$3,400,000
July, 2011	$3,400,000
September, 2011	$2,000,000
October, 2011	$3,400,000
(g)           Section 6.13 of the Credit Agreement is amended in its entirety to read as follows:

6.13           Adjusted Cumulative EBITDA.  Permit the Adjusted Cumulative EBITDA of the Company and its Consolidated Subsidiaries to be less than the following amounts for the following periods:

Period	Minimum Amount
The nine month period ending March 31, 2011	$4,000,000
The Company's fiscal year ending on or about June 30, 2011	$6,500,000
The twelve month period ending September 30, 2011	$7,500,000
3.           Closing Conditions.  This Amendment shall become effective upon the execution and delivery by the parties of this Amendment and receipt by the Bank of:

(a)           a certificate of good standing of the Company issued by the Delaware Secretary of State, dated within ten (10) days of the date hereof;

(b)           payment in cash of an amendment fee in the amount of $1,500.00; and

(c)           such other forms, certificates, agreements, documents and instruments as the Bank may reasonably requests.

(d)

    4.          No Waiver.   The Company agrees that nothing contained herein shall be construed by the Company as a waiver by the Bank of the Company's compliance with each representation, warranty and/or covenant contained in the Credit Agreement, the Collateral Documents and the other Loan Documents and that no waiver of any provision of the Credit Agreement, the Collateral Documents or the other Loan Documents by the Bank has occurred.  The Company further agrees that nothing contained herein shall impair the right of the Bank to require strict performance by the Company of the Credit Agreement.

5.           Representations and Warranties.  The Company represents and warrants to the Bank that:

(a)           The execution and delivery of this Amendment is within its corporate power, has been duly authorized by proper corporate action on the part of the Company, is not in violation of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the Certificate of Incorporation or By-Laws of the Company or the terms of any agreement, restriction or undertaking to which the Company is a party or by which it is bound, and does not require the approval or consent of the shareholders of the Company, any governmental body, agency or authority or any other person or entity, except for those approvals and consents which have already been obtained and are in full force and effect; and

(b)           The representations and warranties of the Company contained in the Loan Documents are true and correct in all material respects as of the date of this Amendment (except to the extent such representations and warranties relate to an earlier date in which case they are true and correct in all material respects as of such earlier date).

6.           Miscellaneous.

(a)           Charges, Expenses and Fees.  The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses paid or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment and all forms, certificates, agreements, documents and instruments hereto or otherwise contemplated hereby, including the reasonable fees and expenses of the Bank's counsel.

(b)           Amendments and Waivers.  This Amendment may not be changed or amended orally, and no waiver hereunder may be oral, and any change or amendment hereto or any waiver hereunder must be in a writing which is identified as an amendment or waiver of this Amendment and signed by the party or parties against whom such change, amendment or waiver is sought to be enforced.

(c)           Headings.  The headings in this Amendment are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Amendment.

(d)           Affirmation.  Each party hereto affirms and acknowledges that the Credit Agreement as amended by this Amendment remains in full force and effect in accordance with its terms.

(e)           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.  Delivery of an executed counterpart by facsimile or by e-mail of a portable document file (PDF) shall be as effective as delivery of an original counterpart hereof.

IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date first written above.

COMPANY:

MAGNETEK, INC.

BY /s/ Marty J. Schwenner
Marty J. Schwenner
Vice President and Chief Financial Officer

BANK:

ASSOCIATED BANK, NATIONAL ASSOCIATION

BY /s/ Lou Banach
Lou Banach
Group Senior Vice President – Commercial Banking